Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-153314, 333-146108 and 33-81976 on Form S-3, and Registration Statement Nos. 333-143554 and 333-141919 on Form S-8 of our report dated March 2, 2009 (July 6, 2009 as to the effects of the adoption of SFAS 160 and the related disclosures in Notes 1, 2, 3, 13 and 14), relating to the consolidated balance sheet of Texas Eastern Products Pipeline Company, LLC and subsidiaries at December 31, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the retrospective adjustments related to the adoption of SFAS 160), appearing in this Current Report on Form 8-K of TEPPCO Partners, L.P.

/s/  DELOITTE & TOUCHE LLP

Houston, Texas
July 6, 2009